SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))



                          DEVCON INTERNATIONAL CORP.
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                          DEVCON INTERNATIONAL CORP.
                   1350 EAST NEWPORT CENTER DRIVE, SUITE 201
                        DEERFIELD BEACH, FLORIDA 33442

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 12, 1998

                               ----------------
To the shareholders of
Devcon International Corp.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Devcon International Corp., a Florida corporation (the "Company"), will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, June 12, 1998 at 3:00 p.m., local time, for the following purposes:

     1. To elect five persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified;

     2. To amend the Company's Restated Articles of Incorporation (the "Articles") to provide for a Board of Directors consisting of not less than five (5) nor more than seven (7) directors, as specified from time to time by the Board of Directors;

     3. To ratify the reappointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditor for 1998; and

     4. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 1, 1998 as the record date for determining those shareholders entitled to notice of and to vote at the 1998 Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed stamped envelope.


                                        By Order of the Board of Directors,

                                        /S/ DONALD L. SMITH, JR.
                                        ----------------------------------------
                                        Donald L. Smith, Jr., President


Deerfield Beach, Florida
May 8, 1998

  THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          DEVCON INTERNATIONAL CORP.

                               ----------------

                                PROXY STATEMENT

                               ----------------
                    DATE, TIME AND PLACE OF ANNUAL MEETING



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Devcon International Corp., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held on June 12, 1998, and any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to shareholders of the Company on or about May 8, 1998. The complete mailing address, including zip code, of the Company's principal executive offices is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.



                         INFORMATION CONCERNING PROXY


     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving a proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date. No revocation will be effective, however, until written notice of the revocation is received by the Company at or prior to the Annual Meeting.


     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING


     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:


     1. The election of five directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

     2. To amend the Company's Restated Articles of Incorporation (the "Articles") to provide for a Board of Directors consisting of not less than five (5) nor more than seven (7) directors, as specified from time to time by the Board of Directors;

     3. The ratification of the reappointment of KPMG Peat Marwick, LLP, independent certified public accountants, as the Company's auditor for 1998; and

     4. Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the five nominees for director named below, and (b) in favor of all other proposals described on the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


     The Board of Directors has set the close of business on May 1, 1998, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 4,498,935 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.


     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. In order to be elected, nominees for director must receive a plurality of the votes cast by holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. The approval of proposals 2 and 3 will require an affirmative vote of the holders of a plurality of the shares of the Common Stock of the Company voting in person or by proxy at the Annual Meeting. Abstentions are considered as shares present and entitled to vote for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes cast "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter. Accordingly, such shares would not be considered by the inspectors as shares entitled to vote on that subject matter and therefor would not be considered by the inspectors when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.



                              SECURITY OWNERSHIP


     The following table sets forth as of the Record Date the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director of the Company,
(iii) each of the three executive officers of the Company who had annual salary and bonus for 1997 in excess of $100,000 (the "Named Executive Officers"), including the President and Chief Executive Officer, and (iv) all directors and executive officers of the Company as a group.



                                                                                   COMMON STOCK
                                                                               BENEFICIALLY OWNED(2)
                                                                             -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                         SHARES       PERCENT
--------------------------------------------------------------------------   -----------   -----------
Donald L. Smith, Jr.(3) ..................................................    1,263,431        27.62%
Smithcon Family Investments, Ltd(4) ......................................      980,372        21.79%
Robert A. Steele(5) ......................................................      233,000         5.16%
Robert L. Kester(6) ......................................................       14,600            *
Richard L. Hornsby(7) ....................................................       58,125         1.28%
Donald L. Smith, III(8) ..................................................      103,814         2.29%
W. Douglas Pitts(9) ......................................................        9,000            *
Henry C. Obenauf .........................................................       44,700            *
Dimensional Fund Advisors, Inc.(10) ......................................      300,100         6.67%
Franklin Resources, Inc., Charles B. Johnson,
  Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc.(11) ........      446,200         9.92%
Tweedy, Browne Company L.P. and TBK Partners, L.P.(12) ...................      440,589         9.79%
All directors and executive officer
  as a group (8 persons) .................................................    1,696,670        36.37%

----------------
  *  Less than 1%.

 (1) Unless otherwise indicated, the address of each of the beneficial owners is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

 (2) Unless otherwise indicated each person or group has sole voting and investment power with respect to all such shares.

 (3) All 980,372 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon

     Family Investments, Ltd. Mr. Smith's holdings include (i) all 980,372 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc. (the "Corporation"), a corporation that is wholly owned by Mr. Smith, (ii) 18,628 shares held by the Corporation and
     (iii) 75,000 shares issuable upon exercise of options that are presently exercisable.

 (4) All 980,372 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith.

 (5) Includes 13,000 shares issuable upon exercise of options that are presently exercisable.

 (6) Includes 13,000 shares issuable upon exercise of options that are presently exercisable.

 (7) Includes 28,125 shares issuable upon exercise of options granted by the Company that are presently exercisable and 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald
     L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith's Common Stock at an exercise price of $2.33 per share. Does not include 29,250 shares subject to options held by Mr. Hornsby that are not presently exercisable.

 (8) Includes (w) 33,964 shares directly owned by Mr. Smith and his wife (x) 42,400 shares held in trust by Donald L. Smith, III for the benefit of his minor children, to which shares Mr. Smith disclaims beneficial ownership and (y) 27,450 shares issuable upon exercise of options that are presently exercisable. Does not include 25,500 shares issuable upon exercise of options that are not presently exercisable.

 (9) Includes 9,000 shares issuable upon exercise of options that are presently exercisable.

(10) The address for Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 300,100 shares (Dimensional has sole dispositive power over all such shares and sole voting power with respect to 221,800 of such shares), all of which shares are held by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of all such shares. The information with respect to Dimensional is based solely on a Schedule 13G dated February 9, 1998.

(11) The address for Franklin Resources, Inc. ("Franklin") is 777 Mariners Island Boulevard, P.O. Box 7777 San Mateo, California 94403-7777. Franklin is deemed to have beneficial ownership of such shares which are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin. Such securities may also be deemed to be beneficially owned by Charles B. Johnson, and Rupert H. Johnson, Jr., each of whom owns greater than 10% of the outstanding Common Stock of Franklin, and by Franklin Advisory Services, Inc., an investment adviser subsidiary of Franklin ("FAI"). Franklin, its principal shareholders and FAI disclaim beneficial ownership of all such shares. The information with respect to Franklin is based solely on a Schedule 13G dated January 16, 1998.

(12) The address for Tweedy, Browne Company L.P. and TBK Partners, L.P. is 52 Vanderbilt Avenue, New York, New York 10017. Includes 400,777 shares with respect to which Tweedy, Browne Company, L.P. has sole voting power, 3,000 shares to which TBK Partners, L.P. has sole voting and dispositive power, and 440,589 shares to which Tweedy, Browne Company, L.P. has shared dispositive power. Certain of the general partners of Tweedy, Browne Company, L.P. and TBK Partners, L.P. may be deemed to have sole power to vote certain shares owned by Tweedy, Browne Company L.P. or TBK Partners, L.P. All of the shares are held in accounts of various customers of Tweedy, Browne Company, L.P. with respect to which Tweedy, Browne Company, L.P. has investment discretion. Tweedy, Browne Company, L.P. and TBK Partners, L.P. each disclaim beneficial ownership of the shares held in such accounts. TBK Partners, L.P. and Tweedy, Browne Company L.P. have each disclaimed beneficial ownership of shares held by each other. The information with respect to Tweedy, Browne Company L.P. and TBK Partners, L.P. is based solely on a Schedule 13D, dated January 24, 1994, Amendment No. 1 to Schedule 13D, dated February 2, 1994 and Amendment No. 2 to
     Schedule 13D, dated September 14, 1997.



                             ELECTION OF DIRECTORS


NOMINEES


     The Company's Articles and Amended and Restated Bylaws presently provide that the number of directors to serve on the Board of Directors shall be fixed by the shareholders, and if not so fixed, shall be three. The Company is currently seeking to amend this provision of its Articles. See "Amendment to Articles To Provide for a Board of Not Less than Five Nor More than Seven Directors as Determined by the Board." The Company's shareholders have previously fixed the number of directors at five. Each director elected at the Annual Meeting will serve as director for a term expiring at the 1999 Annual Meeting of Shareholders, expected to be held in June 1999, or until his successor has been duly elected and qualified. Messrs. Smith, Hornsby, Kester, Steele and Pitts have been nominated for election as directors and proxies will be voted for such persons absent contrary instructions.


     The Board of Directors does not believe that any nominee will refuse to act or be unable to accept election. In the event, however, that a nominee for director is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.


     Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Mr. Smith has served as a director since 1951, Mr. Kester has served as a director since 1972, Mr. Hornsby has served as a director since 1975, Mr. Steele has served as a director since 1989 and Mr. Pitts has served as a director since 1996.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The directors and executive officers of the Company are as follows:


NAME                               AGE         POSITION(S) HELD WITH THE COMPANY
-------------------------------   -----   -------------------------------------------
Donald L. Smith, Jr. ..........    76     Chairman of the Board, President and Chief
                                          Executive Officer
Richard L. Hornsby ............    62     Director and Executive Vice President
Robert L. Kester ..............    78     Director
Robert A. Steele ..............    82     Director
W. Douglas Pitts ..............    58     Director
Jan A. Norelid ................    44     Vice President--Finance and
                                          Chief Financial Officer
Henry C. Obenauf ..............    68     Vice President--Engineering
Donald L. Smith, III ..........    45     Vice President--Construction Operations

     Donald L. Smith, Jr., a co-founder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1951.

     Richard L. Hornsby was appointed the Company's Executive Vice President in March 1989. Mr. Hornsby served as Vice President of the Company from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of the Company since 1975 and served as Vice President-Finance from 1972 to 1977.

     Robert L. Kester, a director of the Company since 1972, is a private investor and is Chairman of the Board of Big Sky Western Bank in Big Sky, Montana. Mr. Kester retired from active employment with Florida Coast Bank of Pompano Beach, Florida after its acquisition by Barnett Bank of Florida in 1984.

     Robert A. Steele, a director of the Company since May 1989, has been Chairman of the Board, Chief Executive Officer and a principal shareholder of SFM Leasing Company, Inc. and RAMS Leasing Company, Inc. since 1972. Both companies were engaged in the heavy truck and equipment leasing business. Currently, these companies are primarily engaged in various investment activities. Mr. Steele has also been managing partner of Steele Associates, Ltd. since 1981 and SFM Realty Associates since 1985, both of which are primarily engaged in various investment activities.

     W. Douglas Pitts, a director of the Company since 1996, is Chairman of the Board and Chief Executive Officer of The Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of The Courtelis Company from 1983 to 1995.

     Jan A. Norelid was appointed Vice President-Finance and Chief Financial Officer in October 1997. From January 1996 until September 1997 he owned and operated a printing company. Prior to that and from January 1991 he served as Chief Financial Officer for Althin Medical, Inc., a medical device manufacturer in Miami Lakes, Florida.

     Henry C. Obenauf was appointed Vice President-Engineering of the Company in March 1989, after having served as Vice President of the Company since 1977. Mr. Obenauf has been employed by the Company for over 22 years.

     Donald L. Smith, III, was appointed Vice President-Construction Operations for the Company in December 1992. Prior to that and from March 1992, he served as Assistant Vice President of Construction Operations-South Florida and Caribbean of the Company. Mr. Smith joined the Company in 1976 and has served in various supervisory and managerial positions with the Company since that time.

     The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no arrangements or understandings with respect to the selection of officers or directors. The Company pays each director other than Mr. Smith an annual retainer of $4,000. Non-employee directors who serve on the Compensation Committee or Audit Committee are paid an annual fee of $1,000 or $500, depending on the level of responsibility they assume.

     Pursuant to the 1992 Directors' Stock Option Plan (the "Directors' Plan"), the Company's non-employee directors were granted options to purchase 8,000 shares of Common Stock upon the approval of the Directors' Plan by shareholders. A new non-employee director would receive a similar option upon the commencement of service as a director. In addition, each non-employee director is granted options to purchase 1,000 shares of Common Stock after each annual meeting of the Company, pursuant to the Directors' Plan. For purposes of the Directors' Plan, a director is a non-employee director if he does not receive regular compensation from the Company or its subsidiaries other than directors fees and reimbursement for expenses, even if such director is an officer of a subsidiary of the Company.

     Donald L. Smith, III is the son of Donald L. Smith, Jr., the Company's Chairman, President and Chief Executive Officer. Aside from the foregoing, there are no family relationships between any directors or executive officers of the Company. Certain other children of Donald L. Smith, Jr. are employed by the Company.


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     During the year ended December 31, 1997, the Board of Directors took certain actions by unanimous written consent and held six (6) meetings. During 1997, no incumbent director attended fewer than 75 percent of the aggregate of
(i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committee. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

     Messrs. Kester, Hornsby and Steele are members of the Audit Committee, which met one time during 1997. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters.

     Messrs. Kester and Steele were members of the Company's Compensation Committee, which met two times during 1997. This committee administers the 1992 Stock Option Plan and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 Stock Option Plan. This Committee also is responsible for the final review and determination of executive compensation.



                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other two executive officers of the Company who had an annual salary and bonus in 1997 in excess of $100,000 (collectively, the "Named Executive Officers"). The Company has not granted any restricted stock awards or stock appreciation rights.



                          SUMMARY COMPENSATION TABLE



                                                                                  LONG-TERM
                                        ANNUAL COMPENSATION                     COMPENSATION
                           ---------------------------------------------- -------------------------
                                                                             AWARDS      PAYOUTS
                                                            OTHER ANNUAL     ------      -------      ALL OTHER
NAME AND                    FISCAL                          COMPENSATION                  LTIP      COMPENSATION
PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)      ($)(1)      OPTIONS(#)   PAYOUTS($)      ($)(2)
-------------------------- -------- ----------- ---------- -------------- ------------ ------------ -------------
Donald L. Smith, Jr.         1997     260,000         --           --            --          --          7,800
Chairman of the Board,       1996     260,000         --           --            --          --          7,200
President and                1995     260,000         --           --            --          --          4,800
Chief Executive Officer

Richard L. Hornsby           1997     165,000         --        9,000            --          --         72,436
Executive Vice President     1996     165,000         --        9,000            --          --         72,286
                             1995     165,000         --        9,000        30,000          --         70,736
Henry C. Obenauf             1997     101,000      5,414           --            --          --          3,033
Vice President--             1996      91,796      5,074           --            --          --          2,754
Engineering                  1995      91,796      3,790           --            --          --          2,754

Donald L. Smith, III         1997      99,465      4,331        5,000            --          --         10,598
Vice President--             1996      98,900      8,000        5,000            --          --         10,418
Construction Operations      1995      98,450     10,000        5,000        30,000          --         10,418

----------------
(1) Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus. Includes $4,000 a year for Mr. Hornsby, representing a retainer paid to all directors other than Mr. Smith and $5,000 per year for Messrs. Hornsby and Smith, III for service on a management policy committee.

(2) Represents (i) the cost of term and non term life insurance coverage paid to the insurance company as premiums for policies on the lives of Messrs. Hornsby and Smith, III in 1996, 1995 and 1994
   pursuant to split dollar life insurance policies on the lives of such executive officers and (ii) the Company's match of a 401(k) contribution made by each named executive officer. The Company will be reimbursed for its non term premium payments at such time as benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.


OPTION GRANTS AND LONG-TERM INCENTIVE AWARDS


     No options were granted in 1997 other than options to purchase 30,000 shares at $5.00 per share which were granted to Jan A. Norelid in connection with the commencement of his employment with the Company.


AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE


     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of the 1997 year. No stock appreciation rights have been granted or are outstanding.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                   SHARES                       OPTIONS AT                  IN-THE-MONEY OPTIONS
                                  ACQUIRED     VALUE        FISCAL YEAR-END(#)            AT FISCAL YEAR-END($)(1)
                                ON EXERCISE   REALIZED ----------------------------- ----------------------------------
NAME                                (#)         ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE(3)
------------------------------ ------------- --------- ------------- --------------- ---------------- -----------------
Donald L. Smith, Jr. .........      --          --         75,000             --         190,875                --
Richard L. Hornsby ...........      --          --         28,125         29,250          41,038            28,631
Henry C. Obenauf .............      --          --             --             --              --                --
Donald L. Smith, III .........      --          --         27,450         25,500          39,320            19,088

----------------
(1) The closing price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on December 31, 1997 was $4.88. Value is calculated by multiplying (a) the difference between $4.88 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

(2) For certain exercisable shares, exercise price exceeded closing price at December 31, 1997. Values shown include only in the money exercisable shares.

(3) For certain unexercisable shares, exercise price exceeded closing price at December 31, 1997. Values shown include only in the money unexercisable shares.

CERTAIN TRANSACTIONS


     The Company leases a 4.4 acre parcel of real property from Mr. Donald L. Smith, Jr., pursuant to which Mr. Smith received $49,303 in annual rent in 1997.

     The Company had borrowed approximately $6.3 million from Donald L. Smith, Jr. at December 31, 1997. The note is unsecured and bears interest at the prime interest rate. Eight hundred thousand dollars is due on demand and $5.5 million is due on January 1, 1999. The officer has the option to make the entire note due on demand should a change of control occur. A change of control has occurred if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% of more of the Company's Common Stock. The Company repaid $700,000 in principal to the officer in the first quarter of 1998.

     In 1989, an Antiguan subsidiary of the Company obtained a minority interest in a partnership that acquired a manufacturer of acoustical ceiling tiles in Matamoros, Mexico and that is engaged in the sale, distribution and marketing of such tiles. The subsidiary invested approximately $1.2 million in the partnership for a 29 percent interest and two of the Company's officers and directors, Messrs. Smith, Jr. and Hornsby, obtained an 11 percent interest for which they paid $450,000. In January 1994, another Antiguan subsidiary of the Company became the new general partner of the partnership and was assigned all the rights and assumed all the liabilities of the former Antiguan subsidiary with respect to the partnership. In connection with an amendment of the partnership agreement, the Antiguan subsidiary and the Company, as applicable, contributed a note receivable of $505,000 from the partnership into equity and contributed approximately $235,000 of equipment to the partnership. The Antiguan subsidiary's ownership interest in the partnership was increased to
64.47 percent. The ownership interest of Messrs. Smith, Jr. and Hornsby was reduced to 6.47 percent.

     In November 1995 the Company decided to sell this operation because of its poor operating results and uncertain prospects for improvement. The Company's investment in the partnership was written down to its estimated net realizable value of approximately $749,000, which consists principally of property, equipment and inventory with a net book value of approximately $1.4 million, along with debt of approximately $621,000. The Company sold its interest in the ceiling tile business in September 1996 in exchange for one secured promissory note in the amount of $600,000 and one unsecured promissory note in the amount of $385,000, assumed certain liabilities of the partnership and took an additional loss on disposal of approximately $488,000. At December 31, 1997, $600,000 remained outstanding on the secured promissory note and $216,000 in principal remained outstanding on the unsecured promissory note.

     The Company has receivables due from certain officers and employees as a result of payments made by the Company pursuant to a split dollar life insurance plan. The Company's advances to pay premiums are secured by a pledge of the cash value of the issued policies. Amounts due the Company under the split dollar plans aggregated $583,264 at December 31, 1997, including $435,684 from Richard L. Hornsby and $48,294 from Donald L. Smith, III.

     Commencing in July 1996 and through December 31, 1997, Donald L. Smith, Jr., had invested $266,500 and advanced $117,650 to a joint venture seeking to develop a resort in the Bahamas. In exchange for his investment and agreement to make the advance and certain future advances, Mr. Smith had a 21% interest in the joint venture at December 31, 1997. Commencing in August 1996 and through December 31, 1997, Robert A. Steele had invested $118,900 for a 6% interest in the joint venture. In October 1997, the Company invested $123,000 and provided certain services for a 7% interest in this venture.

     In September 1997, Donald L. Smith, Jr. guaranteed a supersedeas bond written for the Company in the amount of $3.76 million in connection with a judgment entered against the Company in certain litigation.

     Henry C. Obenauf is indebted to the Company in the principal amount of $221,488 pursuant to several promissory notes. The indebtedness was incurred by Mr. Obenauf to fund the exercise price of his options to purchase Common Stock of the Company and income taxes related to such exercise.

     The Company believes that, to the extent applicable, the foregoing transactions were on terms no less favorable to the Company than those that could have been obtained from independent third parties.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee members are Robert L. Kester and Robert A.
Steele.

     Commencing in July 1996 and through December 31, 1997, Donald L. Smith, Jr., had invested $266,500 and advanced $117,650 to a joint venture seeking to develop a resort in the Bahamas. In exchange for his investment and agreement to make the advance, Mr. Smith had a 21% interest in the joint venture at December 31, 1997. Commencing in August 1996 and through December 31, 1997, Robert A. Steele had invested $118,900 for a 6% interest in the joint venture. In October 1997, the Company invested $123,000 and provided certain services for a 7% interest in this venture.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee is primarily responsible for determining the compensation of the Company's executive officers, although the Company's Chief Executive Officer and President makes recommendations to the Compensation Committee as to the compensation of the Company's executive officers.

     The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of the Company's shareholders.

     In determining compensation, job level, individual performance and Company performance are considered. More specifically, factors considered include the Chief Executive Officer and President's recommendations, specific accomplishments of the executive officers, the Company's historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. The Company attempts to provide incentives to retain qualified executive officers, but also believes that the compensation paid to its executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having a similar market capitalization. Given the level of the Company's executive officer compensation, the Committee does not believe that it is necessary to incur the expense of formal studies or market analyses.

     Of all the components of compensation, salary is most closely related to individual performance. Strong emphasis is given to the Chief Executive Officer's recommendations, given his experience with the Company since its origin and his day-to-day contact with the other executive officers. Consideration is also given to the amount deemed necessary to retain an executive officer's services. These considerations are subjective and not subject to specific criteria. Company performance is also a factor and given that the Company did not meet internal economic goals, salaries for executive officers remained basically the same in 1997 as compared to 1996. Based on its experience with companies generally and in the Company's industry, and without utilizing any formal market studies, the Committee believes that the salaries paid by the Company to its executive officers are moderate by comparison to external standards. For this reason and since individual performances did not merit a decrease in the view of the Committee, salaries did not decrease. The Committee took special notice of several factors, including the additional time and effort expended by management and difficult economic conditions in certain of the Company's Caribbean operations. This analysis was also subjective and not subject to specific criteria.

     While bonuses are also related to individual performance, Company performance is emphasized more in determining bonus payments than in determining salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not tied to specific performance criteria, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year where the Company is not profitable, based upon his individual performance or areas of responsibility. As the Company had a significant loss in 1997, executive officers either did not receive bonuses or received nominal bonuses.

     The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders' return on equity. Typically, Company options vest in staggered amounts over a long-term, such as a given percentage every one or three years. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and

Company performance. Given that the Company has had significant losses, no additional options were granted in 1997, except to one new executive officer in connection with his hiring.

     As a result of the foregoing factors, primarily the need for more consistent profitability, the President and Chief Executive Officer's salary was not increased in 1997. In addition, he received no bonus or new grants of options. In determining to maintain the President's compensation at its existing level the Committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the President, with respect to bonus, the Company's performance in 1997, with respect to salary, the Company's results in 1996, the President's experience and expertise in handling the issues facing the Company and the perceived progress towards enabling the Company to meet future goals. The Committee, with the concurrence of the President and Chief Executive Officer, decided not to increase his compensation in view of the Company's significant losses. The final determination, after reviewing these factors, was subjective.

     The Company had various obligations under its 401(k) plan and with respect to split dollar insurance premiums, all of which were met.

     In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally disallows a public company's deduction for compensation to any one of certain employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company's shareholders. None of the Named Executive Officers presently receives, and the Compensation Committee does not anticipate that such persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m). The Compensation Committee intends to take any necessary steps to ensure compliance with Section 162(m) of the Code.

     ROBERT L. KESTER, ROBERT A. STEELE

                               PERFORMANCE GRAPH


     The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the total returns of the NASDAQ Stock Market Index and a group of peer companies (the "Peer Group"). Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 1992 in the Company's Common Stock, the NASDAQ Stock Market Index and the Peer Group.


     The Peer Group includes the Company; Florida Rock Industries; Granite Construction, Inc.; Lafarge Corp.; and Medusa Corp. The Peer Group consists of companies that are engaged in the concrete and related products business and/or the land development contracting business. Companies included in the Peer Group were weighted by market capitalization from the beginning of each period for which a return is indicated.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, NASDAQ AND SELECTED PEERS








              [GRAPHIC OMITTED]

















                                          12/92     12/93     12/94     12/95     12/96     12/97
                                         -------   -------   -------   -------   -------   ------
  DEVCON INTL CORP              DEVC      100         59        85        82        63       50
  PEER GROUP                  PPEER1      100        160       129       147       164      268
  NASDAQ STOCK MARKET--US       INAS      100        115       112       159       195      240

                    AMENDMENT TO ARTICLES TO PROVIDE FOR A
            BOARD OF NOT LESS THAN FIVE (5) NOR MORE THAN SEVEN (7)
                     DIRECTORS AS DETERMINED BY THE BOARD


     The Board of Directors has adopted, subject to shareholder approval, an amendment to Article V of the Company's Articles, which would provide for a Board of Directors consisting of not less than five (5) nor more than seven (7) directors. Currently, Article V of the Articles states as follows:


      "The business of the corporation shall be managed by its Board of Directors which shall consist of at least three members, with the exact number to be specified by the shareholders from time to time."


     The proposed amendment to Article V of the Articles would still provide that the business of the corporation shall be managed by its Board, but would read in its entirety as follows:


      "The business of the corporation shall be managed by its Board of Directors, which shall consist of no less than five (5) members and no more than seven (7) members, with the exact number to be as specified from time to time by the Board of Directors."


     The proposed amendment increases the minimum size of the Board of Directors from three (3) directors to five (5) directors, which is its current size; limits the maximum size of the Board, which was previously not limited; and gives the Board the power, previously given to shareholders, to determine the number of directors between five (5) and seven (7).


     The Company's Bylaws provide in Article Three, Section One, that the shareholders shall fix the number of directors to serve on the Board of Directors, and in Article Seven, that the Bylaws may be amended by the Board of Directors, except that to the extent Article Three, Section One states that shareholders shall fix the number of directors, this provision may not be amended without first amending the same provision in the Articles. If the Company's shareholders approve the proposed amendment to Article V of the Articles, the Board of Directors intends to amend Article Three, Section One and Article Seven of the Bylaws to be consistent with the proposed amended
Article V of the Articles.


     If the proposed amendment is adopted, since the Board of Directors has nominated, and shareholders at the Meeting will be requested to elect, five (5) persons as directors of the Company, the Board, pursuant to the Bylaws, will have the right pursuant to the Bylaws to fill the remaining vacancies on the Board by the affirmative vote of a majority of the current directors even if less than a quorum, without further shareholder approval. If the proposal is approved, the Board would have the power to increase its size, up to seven (7), and to appoint additional directors to fill the vacancies.


     The Board believes that adoption of this proposal would save the Company the time and expense associated with requiring a shareholder vote each time there is a change in size of the Board of Directors. The Board is considering adding at least one additional director and increasing the size of the Board if an appropriate candidate is found.


     The text of the proposed amendment to the Articles that would be included as new Article V is set forth in Appendix A to this Proxy Statement and should be read in its entirety by shareholders.

     The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the meeting is required for approval of proposed Article V of the Articles.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO ARTICLE V OF THE ARTICLES TO PROVIDE FOR A BOARD OF DIRECTORS CONSISTING OF NOT LESS THAN FIVE (5) NOR MORE THAN SEVEN (7) DIRECTORS, AS SPECIFIED FROM TIME TO TIME BY THE BOARD OF DIRECTORS.


          RATIFICATION OF THE REAPPOINTMENT OF THE COMPANY'S AUDITOR

     The firm of KPMG Peat Marwick LLP, independent certified public accountants, has been the Company's auditor since 1980 and has advised the Company that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company or its subsidiaries during the past 4 years, other than in its capacity as the Company's independent certified public accountant. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected KPMG Peat Marwick LLP as the Company's auditor for the year ended December 31, 1998. Although the Board is not required to do so, it is submitting its selection of the Company's auditors for ratification at the Annual Meeting, in order to ascertain the views of its shareholders. The Board will not be bound by the vote of the shareholders, however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.


                                OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal for action at the 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before January 12, 1998.


                                        By Order of the Board of Directors,

                                        /S/ DONALD L. SMITH, JR.
                                        ----------------------------------------
                                        Donald L. Smith, Jr., President


Deerfield Beach, Florida
May 8, 1998

                                   APPENDIX A



                                    ARTICLE V

         "The business of the corporation shall be managed by its Board of Directors, which shall consist of no less than five (5) members and no more than seven (7) members, with the exact number to be as specified from time to time by the Board of Directors."

                           DEVCON INTERNATIONAL CORP.

               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S
                               BOARD OF DIRECTORS
                                  COMMON STOCK

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the "Company"), hereby appoints Donald L. Smith, Jr. and Richard L. Hornsby, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Company, to be held on Friday, June 12, 1998, at 3:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1) ELECTION OF DONALD L. SMITH, JR., RICHARD L. HORNSBY, ROBERT L. KESTER, ROBERT A. STEELE AND W. DOUGLAS PITTS, as directors.

[ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):

[ ]  VOTE WITHHELD from all nominees listed above.

[ ]  ABSTAIN

(2) PROPOSAL to amend the Company's Articles of Incorporation to provide for a Board of Directors of not less than five (5) nor more than seven (7) directors, as specified from time to time by the Board of Directors.

                 [ ]   FOR          [ ]  AGAINST           [ ]  ABSTAIN

(3) PROPOSAL to ratify the reappointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditor for 1998.

                 [ ]   FOR          [ ]  AGAINST           [ ]  ABSTAIN

(4) Upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ALL OF THE PROPOSALS.

                                           Dated _________________________, 1998


                                   ---------------------------------------------
                                   (Signature)


                                   ---------------------------------------------
                                   (Signature if held jointly)

                                    IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                                    PROXY CARD PROMPTLY IN THE ENVELOPE
                                    PROVIDED.

                                    NO POSTAGE NECESSARY IF MAILED IN THE UNITED
                                    STATES.